EXHIBIT 23.2






            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
Infocrossing, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-130705) on Form S-3 of Infocrossing, Inc. of our report dated June 22, 2005, with respect to the balance sheets of (I)Structure, LLC as of December 31, 2004, 2003, and 2002, and the related statements of operations, changes in members equity, and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the Form 8-K of Infocrossing, Inc. dated February 13, 2006, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


                                  /s/ KPMG LLP

                                    KPMG LLP

Denver, Colorado
February 16, 2006